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                                                                    Exhibit 23.2




                          Independent Auditors' Consent
                          -----------------------------



The Board of Directors
PLD Telekom Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-88187) on Form S-8, in the registration statement (No. 333-02301) on Form S-8, in the registration statement (No. 333-07387) on Form S-8, in the registration statement (No. 333-13763) on Form S-8, and in the registration statement (No. 333-88191) on Form S-3 of Metromedia International Group, Inc. of our report dated March 21, 1997, with respect to the consolidated statements of operations, shareholders' equity, and cash flows of PLD Telekom Inc. and subsidiaries for the year ended December 31, 1996, which report appears in the Form 8-K of Metromedia International Group, Inc. dated October 13, 1999.




KPMG LLP
Chartered Accountants

Calgary, Canada
October 7, 1999